Exhibit 99.1



NEWS FROM                                                     ESCO TECHNOLOGIES



For more information contact:                              For media inquiries:
Patricia K. Moore                                               David P. Garino
Director, Investor Relations                                     (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                    ESCO ANNOUNCES FISCAL YEAR 2006 RESULTS


     St. Louis, MO, November 14, 2006 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fourth quarter and fiscal year ended September 30, 2006. Within this release, references to "quarters" and "years" relate to the fiscal quarters and fiscal years ended September 30 for the respective fiscal years noted.

4th Quarter Earnings Summary:
($ in millions)                4thQtr            4thQtr
                                2006              2005             Delta
                                ----              ----             -----
Net Sales                   $  121.8             109.8             10.9%
Pretax Earnings                 13.2              15.8            (16.4%)
Tax Expense / Rate               2.6 19.8%         5.6 35.3%      (53.6%)
                                 ---               ---
Net Earnings                $   10.6              10.2              3.9%
                                ====              ====
EPS                         $   0.40              0.39              2.6%
                                ====              ====

     Net earnings and earnings per share were higher in the fourth quarter of 2006 compared to the prior year period as a result of favorable changes in the effective tax rate which are discussed in the "Effective Tax Rate" section of this release.

Total Year Earnings Summary:
($ in millions)            FY                     FY
                          2006                   2005                 Delta
                          ----                   ----                 -----
Net Sales              $  458.9                  429.1                 6.9%
Pretax Earnings            48.9                   63.9                (23.5%)
Tax Expense / Rate         17.6    36.0%          20.4   31.9%        (13.7%)
                           ----                   ----
Net Earnings           $   31.3                   43.5                (28.0%)
                           ====                   ====
EPS                    $   1.19                   1.66                (28.3%)
                           ====                   ====


     Add One The primary drivers of the lower net earnings and earnings per share in the full year of 2006 include:

     o An additional $4.9 million of non-cash amortization expenses related to identifiable intangible assets from recent acquisitions, and TNG software amortization.

     o A significantly higher effective tax rate in 2006 of 36.0 percent compared to 31.9 percent in 2005.

     o A $22.6 million increase in SG&A expenses comprised of the following items: $14.3 million from the current year Nexus and Hexagram acquisitions; an additional $6.0 million relating to engineering and new product development; and stock option expense of $2.3 million.

     o Lower sales of high margin defense spares and T-700 shipments at VACCO, and lower sales of Comtrak's SecurVision video security products which accounted for a combined reduction in EBIT of $8.1 million.

     o Fiscal 2005 included $1.6 million in sales and $1.9 million of pretax earnings at Filtertek from the termination and settlement of a supply agreement ("Supply Agreement") with a medical device customer.

     o The above items were partially offset by significantly improved operating results in 2006 from the additional sales of RF Test equipment, commercial aerospace products, and Advanced Metering Infrastructure (AMI) devices for gas and water utilities.

Sales
-----

     Fourth quarter 2006 sales were $121.8 million, or 10.9 percent higher than fourth quarter 2005 sales of $109.8 million. Acquisitions accounted for $11.0 million of the $12.0 million sales increase in the 2006 quarter.

     Fiscal year 2006 sales were $458.9 million, or 6.9 percent higher than fiscal year 2005 sales of $429.1 million, primarily due to Nexus and Hexagram which contributed $28.2 million of sales since their respective acquisition dates.

     Communications sales of $44.6 million increased $7.3 million, or 19.6 percent in the 2006 fourth quarter compared to the fourth quarter of 2005 as a result of the following items: $11.0 million of sales from Nexus and Hexagram; partially offset by lower sales to COOP customers which decreased $1.8 million as certain deliveries slipped to October; and lower sales


Add Two

to the Puerto  Rico  Electric  Power  Authority  (PREPA)  which  decreased  $1.9 million. In the 2006 fourth quarter, DCSI's sales to COOP and public power (Municipal) customers were $22.5 million compared to $24.3 million in the fourth quarter of 2005. Communications sales, excluding acquisitions, decreased $10.0 million in 2006 as compared to 2005. This change was primarily due to an $8.5 million decrease in sales related to Comtrak's SecurVision product, which was upgraded to a next generation version during 2006, as well as an $8.1 million decrease in PREPA deliveries as the contract nears completion. These sales decreases were partially offset by a $22.9 million increase in shipments of AMI products to investor owned utilities (IOUs) in 2006.

     Filtration segment sales of $45.0 million increased $2.9 million, or 6.9 percent during the fourth quarter of 2006 as compared to 2005 primarily due to an additional $2.5 million of commercial aerospace sales at PTI. For the full year, Filtration sales increased $2.4 million in 2006 reflecting higher shipments at PTI and Filtertek, partially offset by significantly lower defense spares sales at VACCO.

     Test segment sales of $32.2 million increased $1.8 million, or 5.9 percent, during the fourth quarter of 2006 as compared to 2005, and total year sales increased $9.2 million over 2005, or 7.7 percent, to $128.6 million in 2006 as the overall wireless and electronics markets remained strong, especially in Asia. Earnings Before Interest and Taxes (EBIT)

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the fourth quarter of fiscal 2006 included the following.

     In the Communications segment, EBIT for the 2006 fourth quarter was $8.2 million (18.4 percent of sales), compared to $10.3 million (27.6 percent of sales) in the 2005 fourth quarter. The primary sources of the $2.1 million decrease in EBIT dollars include: a $3.2 million decrease at DCSI resulting from the lower sales in the quarter along with the amortization of the TNG software; partially offset by a $1.3 million EBIT contribution from Hexagram. Nexus and Comtrak were approximately breakeven. EBIT in total for fiscal year 2006 decreased $10.5 million versus 2005 primarily due to the lower sales at DCSI, TNG software amortization, changes in the AMI related sales mix (IOU versus
COOP), higher SG&A spending, and the decrease in SecurVision sales described above.

     In the Filtration segment, the 2006 fourth quarter EBIT was $5.5 million (12.2 percent of sales), compared to $4.4 million (10.4 percent of sales) in the prior year fourth quarter. This $1.1 million increase in EBIT was the result of a $1.4 million increase at PTI related to the additional

Add Three

sales volume associated with the continued strength in the commercial aerospace market, partially offset by a $0.6 million reduction at VACCO resulting from the decreased sales of high margin defense spares. Year-to-date Filtration EBIT decreased $2.9 million primarily due to: a $4.3 million decrease at VACCO related to lower defense spares sales; a $1.4 million net decrease in EBIT at Filtertek resulting from the absence of the 2005 Supply Agreement settlement; partially offset by a $2.8 million increase in EBIT at PTI.

     In the Test segment, EBIT was $3.7 million (11.5 percent of sales) in the fourth quarter of 2006 compared to $3.5 million in 2005 (11.5 percent of sales) which was consistent with the year over year increase in sales. Total year 2006 EBIT increased $2.8 million over prior year and the EBIT margin improved to 11.7 percent of sales from 10.2 percent of sales due to favorable leverage on the additional sales volume and a larger percentage of higher margin component sales. In addition, EBIT was negatively impacted in 2005 as a result of higher costs incurred on the foreign shielding projects.

     The Corporate office operating expenses were $1.5 million higher in the fourth quarter of 2006 compared to 2005 and included $0.8 million of pretax amortization of identifiable intangible assets related to the 2006 acquisitions and $0.7 million of pretax expenses related to stock options. Total Corporate expenses in 2006 were $3.8 million higher than 2005 and included: $2.7 million of amortization expense related to identifiable intangibles from acquisitions; $2.3 million of pretax stock option expense; and higher professional fees; partially offset by the 2006 second quarter pretax gain of $1.8 million recognized on the reversal of the liability related to an indemnity attributable to a former defense subsidiary.

Effective Tax Rate
------------------

     The effective tax rate in the fourth quarter of 2006 was 19.8 percent and was favorably impacted by: $1.4 million of additional research tax credits; a $1.2 million credit resulting from the favorable settlement of an outstanding tax contingency in Puerto Rico; a $0.6 million credit related to state taxes; partially offset by $0.6 million of tax expense resulting from the additional repatriation of foreign cash in September.

     The 2006 total year effective tax rate was 36.0 percent and included: total research tax credits of $2.5 million; the $1.2 million fourth quarter credit from the Puerto Rico tax contingency; partially offset by $2.4 million of tax expense related to the foreign cash repatriation throughout the year.



Add Four

     The 2005 fourth quarter and fiscal year effective tax rates were 35.3 percent and 31.9 percent, respectively, and were favorably impacted by a higher contribution of foreign-sourced income, primarily from Puerto Rico.

New Orders
----------

     New orders received were $115.2 million and $91.5 million in the fourth quarters of 2006 and 2005, respectively, resulting in a backlog of $253.4 million at September 30, 2006.

     New orders received in the fourth quarter of 2006 compared to the fourth quarter of 2005, respectively, were: in Filtration, $38.2 million and $35.5 million; in Communications, $43.1 million and $17.1 million; and in Test, $33.9 million and $38.9 million.

     During 2006, total year orders were $172.2 million in Filtration, $187.5 million in Communications, which included $15 million of backlog acquired in the Nexus and Hexagram acquisitions, and $119.6 million in Test for a total of $479.2 million, compared to 2005 total year orders of $413.2 million.

Cash
----

     At September 30, 2006, the Company had $36.8 million in cash and no debt, compared to $104.5 million in cash at September 30, 2005. The $67.7 million decrease in cash during 2006 reflects $92.0 million spent on the acquisitions of Nexus and Hexagram, $37.1 million spent on capital equipment and software upgrades, offset by the $61.4 million of cash generated by the Company. Chairman's Commentary on 2006

     Vic Richey, Chairman and Chief Executive Officer, commented, "Fourth quarter operating results were in line with our expectations. We experienced some softness in Filtration orders, which was offset by solid performance in the Test segment. In Communications, while our book to bill ratio was slightly below one-to-one, in September we received two new AMI system orders at DCSI which we believe offer significant upside potential. DCSI booked a $1.5 million order from Duke Energy Shared Services, Inc., a subsidiary of Duke Energy Corporation, for substation equipment and 600 meter modules to be deployed in its service territory in Kentucky. Also during the quarter, EDESUR, an electric utility serving approximately 350,000 customers in the Dominican Republic, placed a $4.9 million order for 7,400 meter modules to address all of its commercial and industrial customers' metering needs, as well as substation equipment to cover its entire service territory.


Add Five

     "Overall, I'd characterize fiscal 2006 as a year of significant accomplishment towards our primary strategic objective of strengthening our position in the AMI market. Earlier in the year, we completed two key acquisitions which broadened our served market. Hexagram offers a robust radio-frequency based AMI system that is highly regarded by gas and water utilities, and Nexus provides best-in-class software solutions that allow utilities to fully utilize the wealth of information produced by our AMI systems. Also during the year, the California Public Utilities Commission granted formal approval for Pacific Gas and Electric (PG&E) to proceed with it's planned system-wide deployment of both DCSI's and Hexagram's AMI systems covering more than nine million gas and electric customers. In addition, our Communications companies continued to make advancements in the marketplace with new products to address the enhanced functionality required and expected by our customers.

     "In fiscal year 2006, our Filtration segment continued to provide steady revenues, reasonable profits and good cash flow, and our Test segment demonstrated sales growth and increased profit margins, reflective of its market leading position.

     "In summary, our operating results for the year were consistent with the expectations we had as we entered fiscal year 2006. More importantly, we believe that the strategic acquisitions and the new products developed during 2006 have positioned us for significant profitable growth."

Business Outlook - 2007
-----------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below does not include the impact of potential acquisitions or divestitures, but does include the amortization of identifiable intangible assets related to Nexus and Hexagram, as well as the amortization of the TNG software.

Purchase Accounting - Identifiable Intangible Assets
----------------------------------------------------

     The total amount of identifiable intangible assets subject to amortization related to Nexus and Hexagram was $9.3 million as of the date of the respective acquisitions. The estimated lives for these assets ranged from six months for certain contracts in backlog, to seven years for certain patents and proprietary know-how.

     The  2006  pretax  amortization   charges  related  to  these  identifiable
intangible assets were $0.8 million in the fourth quarter, $2.7 million for the total year. Total pretax amortization


Add Six

expense for fiscal year 2007 is expected to be $2.1 million, decreasing to approximately $1.0 million in subsequent years. These amortization charges are recorded in the Corporate operating segment in the attached exhibits. TNG Software Amortization

     The 2006 pretax amortization charges related to the TNG software project at DCSI were $0.9 million in the fourth quarter, $2.2 million for the total year. Total pretax amortization expense for fiscal year 2007 is expected to be approximately $7.0 million, increasing to approximately $8.5 million in 2008. The TNG amortization charges are recorded in the Communications operating segment in the attached exhibits.

     TNG is being amortized on an individual release basis over a seven year period which began in March 2006 with the issuance of version 1.0. As each subsequent release is commercially available, its cost will be amortized from its respective release date over the remaining period of the original seven years.

PG&E Contract
-------------

     The Company previously announced its contracts with Pacific Gas and Electric Company (PG&E) to provide hardware, software and services in support of PG&E's AMI project covering approximately nine million electric and gas endpoints with a potential value of up to approximately $535 million assuming full deployment. The deployment period is expected to be approximately five years and is contingent upon annual purchase order releases from PG&E.

     The Business Outlook for 2007 and 2008 includes an estimate of expected purchase order release amounts as well as an estimate of the delivery quantities and timing in the future as required by the customer. The revenue and earnings guidance described below assumes the Company will deliver between 700,000 and 750,000 total gas and electric units in fiscal 2007 based on PG&E's current deployment schedule. The amounts and timing of these estimates may change as the deployment progresses.

     DCSI's contract with PG&E contains "multiple elements" as defined by U.S. generally accepted accounting standards, and as a result, the Company is required to defer revenue on this contract until delivery and acceptance of TNG version 3.0 is achieved. Version 3.0 is currently expected to be delivered in the fourth quarter of fiscal 2007, at which time the Company expects to recognize the cumulative deferred revenue on the units delivered up to that date.


Add Seven

     Hexagram's gas portion of the PG&E contract is not affected by this accounting.

Earnings Per Share - 2007
-------------------------

     Management estimates 2007 EPS to be in the range of $1.50 to $1.65 per share, which includes $9.1 million of pretax amortization expense, or $0.21 per share, related to purchase accounting intangible assets and TNG software.

     For the first half of the year, EPS should be between $0.25 and $0.30 per share, and will be negatively impacted by the revenue recognition deferral on the PG&E contract and the additional costs associated with the early stages of the deployment. EPS for the first quarter of fiscal 2007 is expected to be breakeven.

     Stock option expense for 2007, which is included in the EPS guidance, is expected to be in the range of $0.10 to $0.12 per share, or $0.03 to $0.04 per quarter.

     The effective tax rate for fiscal 2007 is expected to be approximately 38 percent.

Revenues and EBIT Margins
-------------------------

     Management expects 2007 consolidated revenues to increase approximately 22 percent and be in the range of $555 to $560 million and the consolidated EBIT margins should be in the range of 11.5 to 12 percent (including the impact of the amortization of identifiable intangible assets and the TNG amortization).

     On a segment and operating unit basis for 2007, Management expects the following:

     o PTI sales are expected to increase approximately 4.5 percent and should be between $48 and $49 million and EBIT margins should be in the range of 15 to 15.5 percent.

     o VACCO's sales are expected to increase approximately 8 percent with sales expected to be between $35 and $36 million and EBIT margins in the range of 17 to 19 percent as the sales mix changes between defense spares and space products.

     o Filtertek sales are expected to increase approximately 7 to 9 percent and be in the range of $102 to $104 million with EBIT margins in the range of 7 to 8 percent.

     o The Test segment sales are expected to increase 7.5 to 8.5 percent and be in the range of $138 and $140 million and EBIT margins in the range of 12 to 12.5 percent.

     o The Communications segment sales are expected to increase approximately 48 to 50 percent and be in the range of $231 and $234 million and EBIT margins in the range of 18 to 20 percent. Nexus sales are expected to be in the range of $16 to $18 million and EBIT margins should be in the range of 6 to 7 percent. Hexagram sales are


Add Eight

          expected to be in the range of $60 to $63 million and EBIT margins should be in the range of 22 to 24 percent, including the continued investment in SG&A to support engineering and new product development as well as the expected ramp-up of the PG&E contract. Sales of AMR products at DCSI are expected to be in the range of $144 to $147 million and do not include any revenues in the first half of 2007 associated with the PG&E contract as software delivery is not expected until the fourth quarter of fiscal 2007. DCSI's EBIT margin is expected to be approximately 20 percent including approximately $7.0 million of TNG amortization costs. The Company has incurred approximately $40 million in external TNG development costs through September 30, 2006, which are included on the balance sheet in other assets, and is expected to incur another $5 to $10 million in costs over the next two years. Additional non-TNG related engineering and development costs are being expensed as period costs.

     o Corporate operating costs for 2007 are expected to be in the range of $17.5 to $18 million and include $2.1 million of pretax amortization of identifiable intangible assets related to Nexus and Hexagram, and $2.8 million of pretax expense related to stock options.

Fiscal 2008 Preliminary Long-Term Outlook
-----------------------------------------

     Based on the current outlook for the business, and the significant growth opportunities within the IOU market, Management expects fiscal 2008 revenues, EBIT margins, and EPS to be meaningfully higher than in 2007. The major assumption underlying this growth is the significant increases in the projected deliveries to PG&E in fiscal 2008, after achieving customer acceptance of TNG as currently scheduled. The Company currently expects to deliver approximately 2 million total gas and electric units in fiscal 2008, which represents an increase of approximately 1.2 million additional units compared to fiscal 2007 expected deliveries.

     This long-term outlook assumes no significant downturn in other major end markets served by the Company. Chairman's Commentary on Business Outlook

     Mr. Richey commented on the long-term outlook, "We anticipate generating greater than a 20 percent increase in sales and approximately a 30 percent increase in EPS in fiscal 2007 compared to fiscal 2006. As the PG&E contract matures and other IOUs adopt AMI for electric, water and gas, we anticipate even more significant growth in 2008. While we value the


Add Nine

contributions of our Test and Filtration segments, it is clear that the key to substantial performance improvement is the significant growth opportunities within our Communications segment. Therefore, we plan to continue to overweight our investments in the Communications segment, both organically and through acquisitions, while investing selectively in the Test segment to support our international growth. In Filtration, we anticipate more modest growth with our focus on niche opportunities and margin expansion. Overall, I believe the combination of our opportunities and market positions, taken together with the focus and dedication of our management team, position us well to meet our stated long-term financial objectives and to substantially increase shareholder value."

Conference Call
---------------

     The Company will host a conference call today, November 14, at 4:00 p.m., Central time, to discuss the Company's fourth quarter and total year operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 8416272). Forward-Looking Statements

     Statements in this press release regarding the amounts and timing of fiscal 2007 revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, fiscal 2008 revenues, EBIT margins and EPS, pretax amortization expenses in fiscal 2007, 2008 and beyond, achievement of strategic objectives, growth in the AMR IOU market, the success of product development efforts, the success of the Company's acquisition efforts, continued strength of major end markets served by the Company, fiscal 2007 corporate operating expenses, fiscal 2007 effective tax rate, long-term success of the Company, stock option expensing, TNG amortization expense in fiscal 2007 and 2008, successful development and customer acceptance of the TNG software, and the timing and amount of costs to be incurred over the next two years in connection with the TNG software, the ultimate number, value and timing of DCSI and Hexagram products ordered and deployed by PG&E, the total value of the PG&E contracts, expected ramp-up of the PG&E contracts, contributions from recent acquisitions, future investments, the Company's ability to increase shareholder value and any other written or oral statements which are not strictly historical are

Add Ten


"forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the availability of selective acquisitions on acceptable terms; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; successful integration of newly acquired businesses; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtrations products to the transportation, health care and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.

                               -- tables attached

Add Eleven

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           Three Months Ended
                                           ------------------
                                           September 30, 2006
                                           ------------------

Net Sales                                      $ 121,769
Cost and Expenses:
  Cost of sales                                   78,656
  Amortization of intangible assets                2,269
  SG&A                                            28,308
  Interest (income) expense                         (274)
  Other (income) expenses, net                      (376)
                                                    ----
    Total costs and expenses                     108,583
                                                 -------

Earnings before income taxes                      13,186
Income taxes                                       2,616
                                                   -----

    Net earnings                               $  10,570
                                               =========

Earnings per share:
  Basic
    Net earnings                               $    0.41
                                               =========

  Diluted
    Net earnings                               $    0.40
                                               =========

Average common shares O/S:
  Basic                                           25,842
                                                  ======
  Diluted                                         26,485
                                                  ======

Add Twelve

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           Three Months Ended
                                           ------------------
                                           September 30, 2005
                                           ------------------

Net Sales                                      $ 109,780
Cost and Expenses:
  Cost of sales                                   72,584
  Amortization of intangible assets                  510
  SG&A                                            21,846
  Interest (income) expense                         (583)
  Other (income) expenses, net                      (343)
                                                    ----
    Total costs and expenses                      94,014
                                                  ------

Earnings before income taxes                      15,766
Income taxes                                       5,573
                                                   -----

    Net earnings                               $  10,193
                                               =========

Earnings (loss) per share:
  Basic
    Net earnings                               $    0.40
                                               =========

  Diluted
    Net earnings                               $    0.39
                                               =========

Average common shares O/S:
  Basic                                           25,538
                                                  ======
  Diluted                                         26,381
                                                  ======

Add Thirteen
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                Year Ended
                                                ----------
                                            September 30, 2006
                                            ------------------

Net Sales                                       $ 458,865
Cost and Expenses:
  Cost of sales                                   300,309
  Amortization of intangible assets                 6,872
  SG&A                                            106,882
  Interest income                                  (1,286)
  Other (income) expenses, net                     (2,814)
                                                   ------
    Total costs and expenses                      409,963
                                                  -------

Earnings before income taxes                       48,902
Income taxes                                       17,622
                                                   ------

  Net earnings                                  $  31,280
                                                =========

Earnings per share:
  Basic
    Net earnings                                $    1.22
                                                =========

  Diluted
    Net earnings                                $    1.19
                                                =========

Average common shares O/S:
  Basic                                            25,718
                                                   ======
  Diluted                                          26,386
                                                   ======

Add Fourteen
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                Year Ended
                                                ----------
                                            September 30, 2005
                                            ------------------

Net Sales                                       $ 429,115
Cost and Expenses:
  Cost of sales                                   281,654
  Asset Impairment                                    790
  Amortization of intangible assets                 1,973
  SG&A                                             84,241
  Interest expense                                 (1,900)
  Other expenses, net                              (1,550)
                                                   ------
    Total costs and expenses                      365,208
                                                  -------

Earnings before income taxes                       63,907
Income taxes                                       20,363
                                                   ------

  Net earnings                                  $  43,544
                                                =========

Earnings (loss) per share:
  Basic
    Net earnings                                $    1.71
                                                =========

  Diluted
    Net earnings                                $    1.66
                                                =========

Average common shares O/S:
  Basic                                            25,511
                                                   ======
  Diluted                                          26,306
                                                   ======

 Add Fifteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended           Year Ended
                            September 30,           September 30,
                            -------------           -------------
                          2006         2005        2006       2005
                          ----         ----        ----       ----

Net Sales-GAAP
--------------
  Communications        $ 44.6         37.3       156.2     138.0

  PTI                     12.6         10.1        46.4      40.7
  VACCO                    9.4         10.1        32.3      38.9
  Filtertek               23.0         21.9        95.4      92.1
                          ----         ----        ----      ----
    Filtration subtotal   45.0         42.1       174.1     171.7

  Test                    32.2         30.4       128.6    119.4
                          ----         ----       -----    -----
    Totals              $121.8        109.8       458.9    429.1
                        ======        =====       =====    =====

EBIT-GAAP basis
---------------
  Communications        $  8.2         10.3        28.3      38.8

  PTI                      2.3          0.9         6.6       3.8
  VACCO                    1.4          2.0         6.1      10.4
  Filtertek                1.8          1.5         6.8       8.2
                           ---          ---         ---       ---
    Filtration subtotal    5.5          4.4        19.5      22.4

  Test                     3.7          3.5        15.0      12.2
  Corporate               (4.5)(1)     (3.0)      (15.2)(2) (11.4)
                          ----         ----       -----     -----
    Totals              $ 12.9         15.2        47.6      62.0
                        ======         ====        ====      ====

  Note: Depreciation and amortization expense was $4.9 million and $2.9 million for the quarters ended September 30, 2006 and 2005, respectively, and $17.3 million and $12.2 million for the years ended September 30, 2006 and 2005, respectively.

   (1) Corporate EBIT - GAAP basis includes $0.8 million of amortization of acquired intangible assets related to the acquisitions of Nexus Energy and Hexagram, Inc.
  (2) Corporate EBIT - GAAP basis includes the following items:
                                         EBIT
                                         ----
ASG-21 Gain                              $1.8
Amort. of acquired intangibles          ($2.7)
                                        -----
  Total                                 ($0.9)
                                        =====

Add Sixteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                             Three Months Ended          Year Ended
                               September 30,           September 30,
                               ---------------         --------------
                              2006        2005        2006       2005
                              ----        ----        ----       ----

EBIT                         $12.9        15.2        47.6       62.0
Interest income                0.3         0.6         1.3        1.9
Less: Income taxes             2.6         5.6        17.6       20.4
                               ---         ---        ----       ----
Net earnings                 $10.6        10.2        31.3       43.5
                             =====        ====        ====       ====


    (1) EBIT is defined as earnings from continuing operations before interest and taxes.


EBIT Margin Outlook - FY 2007

Consolidated EBIT margin in the range of 11.5 percent to 12 percent, PTI EBIT margin in the range of 15 percent to 15.5 percent, VACCO
EBIT margin in the range of 17 percent to 19 percent, Filtertek
EBIT margin in the range of 7 percent to 8 percent, Test segment
EBIT margin in the range of 12 percent to 12.5 percent, Communications segment EBIT margin in the range of 18 percent to 20 percent, Nexus
EBIT margin in the range of 6 percent to 7 percent, Hexagram EBIT margin in the range of 22 percent to 24 percent, and DCSI's EBIT margin to be approximately 20 percent under "Revenues and EBIT Margins" cannot be reconciled with a GAAP measure as these represent forward-looking measures with no comparable GAAP measurement quantifiable at this time.

Add Seventeen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                        September 30,   September 30,
                                            2006             2005
                                            ----             ----

Assets
------
  Cash and cash equivalents              $ 36,819          104,484
  Accounts receivable, net                 83,816           68,819
  Costs and estimated earnings
    on long-term contracts                  1,345            4,392
  Inventories                              50,984           48,645
  Current portion of deferred
    tax assets                             29,073           30,219
  Other current assets                     10,042            8,394
                                           ------            -----
    Total current assets                  212,079          264,953

  Property, plant and equipment, net       68,754           67,190
  Goodwill                                143,450           68,880
  Deferred tax assets                           -                -
  Other assets                             69,233           27,697
                                           ------           ------
                                         $493,516          428,720
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Accounts payable                       $ 39,496           29,299
  Other current liabilities                36,399           33,458
                                           ------           ------
      Total current liabilities            75,895           62,757
  Deferred income                           7,458            3,134
  Other liabilities                        33,729           31,805
  Long-term debt                                -                -
  Shareholders' equity                    376,434          331,024
                                          -------          -------
                                         $493,516          428,720
                                         ========          =======

Add Eighteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                             FY 2006
                                                             -------

Cash flows from operating activities:
  Net earnings                                             $  31,280
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation and amortization                             17,303
    Stock compensation expense                                 4,790
    Changes in operating working capital                       1,162
    Effect of deferred taxes                                   3,596
    Pension contributions                                     (1,350)
    Change in deferred revenue and costs, net                  1,133
    Other                                                        712
                                                                 ---
      Net cash provided by operating activities               58,626

Cash flows from investing activities:
  Acquisition of businesses                                  (91,968)
  Capital expenditures                                        (9,117)
  Additions to capitalized software                          (27,977)
                                                             -------
    Net cash used by investing activities                   (129,062)
                                                            --------

Cash flows from financing activities:
  Proceeds from payments of long-term debt                         -
  Purchases of common stock into treasury                          -
  Other, including exercise of stock options                   2,771
                                                               -----
    Net cash provided by financing activities                  2,771
                                                               -----
  Net decrease in cash and cash equivalents                  (67,665)
  Cash and cash equivalents, beginning of period             104,484
                                                             -------
  Cash and cash equivalents, end of period                 $  36,819
                                                           =========

Add Nineteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q4 FY 2006           Filtration   Comm.     Test       Total
-----------------           ----------   -----     ----       -----
  Beginning Backlog
    6/30/06                $  85,414   120,549     54,001    259,964
  Entered Orders              38,174    43,063 *   33,980    115,217
  Sales                      (45,019)  (44,626)*  (32,124)  (121,769)
                             -------   -------    -------   --------
  Ending Backlog-
   9/30/06                 $  78,569   118,986     55,857    253,412
   = == ==                 =========   =======     ======    =======


Backlog And Entered
-------------------
Orders-FY 2006              Filtration   Comm.      Test      Total
--------------              ----------   -----      ----      -----
  Beginning Backlog
   9/30/05                 $  80,497    87,781     64,836    233,114
  Entered Orders             172,151   187,454 *  119,558    479,163
  Sales                     (174,079) (156,249)* (128,537)  (458,865)
                            --------  --------   --------   --------
  Ending Backlog-
   9/30/06                 $  78,569   118,986     55,857    253,412
                           =========   =======     ======    =======


*Communications Recap
---------------------    Q4 FY 2006              FY 2006
                          Entered    Q4 FY 2006  Entered   FY 2006
                          Orders       Sales      Orders    Sales
                          ------       -----      ------    -----

AMR Products (DCSI)      $ 28,197      30,462    129,272   120,471
SecurVision Video
 Security (Comtrak)         3,132       3,131      7,543     7,548
Nexus Energy                2,119       3,296     25,669     9,625(1)
Hexagram                    9,615       7,737     24,970    18,605(2)
                            -----       -----     ------    --------
  Total                    43,063      44,626    187,454   156,249
                           ======      ======    =======   =======

(1) Represents ten months of sales.
(2) Represents eight months of sales.




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